SCHEDULE 14A INFORMATION
            Proxy Statement Pursuant to Section 14(a) of
       the Securities Exchange Act of 1934 (Amendment No.   )

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X Definitive Proxy Statement
  Definitive Additional Materials
  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                      VICORP Restaurants, Inc.
                    ---------------------------
          (Name of Registrant as Specified In Its Charter)

                        Stanley Ereckson, Jr.
                       -----------------------
             (Name of Person(s) Filing Proxy Statement)

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     _________________________________________________________________________


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                    VICORP RESTAURANTS, INC.
                      400 West 48th Avenue
                     Denver, Colorado 80216
                      ____________________

                        PROXY STATEMENT
                      ___________________

                 Annual Meeting of Shareholders
                    To Be Held April 5, 1996

General Information on The Meeting

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of VICORP Restaurants, Inc. (the "Company") whose principal offices are located at 400 West 48th Avenue, Denver, Colorado 80216, telephone number (303) 296-2121, to be used at the Annual Meeting of Shareholders of the Company (the "Meeting") to be held on Friday, April 5, 1996 at 11:00 A.M. Denver time, at the Company's offices at 400 West 48th Avenue, Denver, Colorado 80216 and at any adjournment thereof.

     This Proxy Statement, the form of Proxy and the 1995 Annual
Report to Shareholders are first being sent to shareholders on approximately February 26, 1996.

Shareholder Proposals

    Any shareholder proposal to be considered for presentation at the 1997 Annual Meeting of Shareholders must be received by the Company at its executive offices on or before October 29, 1996 to be considered for inclusion in the Company's proxy materials under the rules of the Securities and Exchange Commission.

Revocability of Proxy

     Any shareholder giving a proxy has the power to revoke it at any time prior to the voting of the shares represented by the proxy, by either (1) filing with the Secretary of the Company at 400 West 48th Avenue, Denver, Colorado 80216, an instrument revoking the proxy or a duly executed proxy bearing a later date, or (2) attending the meeting and, after notifying the Secretary of the Company, voting the shares covered by the proxy in person.

      Officers and other employees of the Company, for no additional compensation, may solicit proxies by telephone or personal interview as well as by mail. The cost of soliciting proxies will be borne entirely by the Company.

     Only shareholders of record at the close of business on the record date, February 16, 1996, will be entitled to notice of and to vote at the Meeting. There were outstanding on the record date 9,049,026 shares of the Company's $.05 par value Common Stock ("Stock").

    Each share of Stock is entitled to one vote on each matter to come before the Meeting. In the election of Directors, cumulative voting is not allowed. Shares represented by all valid proxies will be voted in accordance with the instructions contained in the proxies. In the absence of instructions, shares represented by valid proxies will be voted in accordance with the best judgment of the persons named in the solicited proxy.
Shares of the Company representing one-third of the votes entitled to be cast by all outstanding shares of Stock will constitute a quorum for the transaction of business at the Meeting. The affirmative vote of the holders of shares of Stock representing a majority of the votes represented at the Meeting will be sufficient for approval of the matters to come before the
Meeting.   Abstentions and broker non-votes are counted for
purposes of determining the presence or absence of a quorum. Broker non-votes are not counted for purposes of determining whether a proposal has been approved. Since the affirmative vote of the holders of shares of Stock representing a majority of the votes represented at the meeting is required for approval of the matters to come before the meeting, abstentions will have the effect of a negative vote.


        VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

Stock

    The following table sets forth information as of February 16, 1996 with respect to the beneficial ownership of VICORP's Stock by all persons known by the Company to be the beneficial owners of 5% or more of the outstanding shares, each director of the Company, each of the executive officers named in the Summary Compensation Table (see Compensation of Directors and Executive Officers) and all directors and executive officers of the Company as a group.

                  Name and                      Amount and
                 Address of                     Nature of
    Title of     Beneficial                     Beneficial      Percent
      Class         Owner                       Ownership       of Class
    --------     ----------                     ----------      --------

Stock            First Manhattan Co.            1,143,612 <F1>    12.58%
(par value $.05  437 Madison Avenue
per share)       New York, NY 10022

                 Southeastern Asset               587,500 <F2>     6.49%
                   Management, Inc.
                 6075 Poplar Avenue, Suite 900
                 Memphis, TN 38119

                 The TCW Group, Inc.              488,800 <F3>     5.40%
                 865 South Figueroa Street
                 Los Angeles, CA 90017

                 Dimensional Fund Advisors, Inc.  469,300 <F4>     5.19%
                 1299 Ocean Avenue, 11th Floor
                 Santa Monica, CA 90401

                 Carole Lewis Anderson             14,000 <F5>        *
                 3616 Reservoir Road NW
                 Washington, DC 20007

                 Bruce B. Brundage                 25,000 <F5>        *
                 5290 DTC Parkway
                 Suite 160
                 Englewood, CO 80111

                 James R. Burke                     7,000 <F5>        *
                 400 West 48th Avenue
                 Denver, CO 80216

                 James F. Caruso                      100             *
                 173 Marion Street
                 Denver, CO 80218

                 Charles R. Frederickson          232,654 <F5>     2.52%
                 400 West 48th Avenue
                 Denver, CO 80216

                 Nicholas S. Galanos                   -0-            *
                 400 West 48th Avenue
                 Denver, CO 80216

                 John C. Hoyt                      55,868 <F5>        *
                 500 South East Sixth Street
                 Bartlesville, OK 74003

                 J. Michael Jenkins                20,000             *
                 400 West 48th Avenue
                 Denver, CO 80216

                 Robert E. Kaltenbach              12,925 <F5>        *
                 400 West 48th Avenue
                 Denver, CO 80216

                 Dennis L. Kuper                    3,000             *
                 740 Olive Street
                 Denver, CO 80220

                 Robert T. Marto                   18,000 <F5>        *
                 White Plains Office Park
                 777 Westchester Avenue
                 White Plains, NY 10604

                 Dudley C. Mecum                   17,500 <F5>        *
                 540 Madison Avenue
                 New York, NY 10022

                 Dennis B. Robertson               22,000 <F5>        *
                 1987 West 11th Street
                 Chicago, IL 60643

                 Arthur Zankel                    163,700 <F6>     1.80%
                 437 Madison Avenue
                 New York, NY 10022

                 All directors                    593,437 <F5><F6> 6.34%
                 and executive officers
                 as a group (14 persons
                 including those
                 named above)

    * Percent of class is less than 1%

    [FN]

    <F1> Of the 1,143,612 shares beneficially owned, the shareholder has sole voting power over 271,500 shares, shared voting power over 837,463 shares, sole dispositive power over 271,500 shares and shared dispositive power over 872,112 shares. Arthur Zankel, a director of the Company, is a Co-Managing Partner of First Manhattan Co.

    <F2> Of the 587,500 shares beneficially owned, the shareholder has sole voting power over 281,000 shares, shared voting power over 290,000 shares, sole dispositive power over 297,500 shares and shared dispositive power over 290,000 shares.

    <F3> Of the 488,800 shares beneficially owned, the shareholder has sole voting power and sole dispositive power over each share.

    <F4> Of the 469,300 shares beneficially owned, the shareholder has sole voting power over 340,100 shares, no shared voting or dispositive power and sole dispositive power over each of the shares.

    <F5> Includes 14,000, 20,000, 7,000, 152,000, 18,000, 12,000, 18,000,
         16,000, and 20,000 shares which Ms. Anderson, Messrs. Brundage, Burke, Frederickson, Hoyt, Kaltenbach, Marto, Mecum, and Robertson, respectively, have the right to purchase under options that are presently exercisable.

    <F6> Includes 142,100 shares owned directly by Mr. Zankel, 20,000 shares which he has the right to purchase under options that are presently exercisable and 1,600 shares held by or in trust for a family member.

        VICORP is unaware of any arrangement which would at a subsequent date result in a change in the control of the Company.


                     ELECTION OF DIRECTORS

     Directors are to be elected to hold office until the next
Annual Meeting of Shareholders and until their successors shall be elected and shall qualify. Each of the persons nominated is currently a member of the Board of Directors.


          NOMINEES FOR ELECTION AT THE ANNUAL MEETING

                                                                    Served as
                                                                   a Director
Name and Age                    Position                             Since
------------                    --------                           ----------

Carole Lewis Anderson, 51       Director of the Company            April 1991

Bruce B. Brundage, 60           Director of the Company            August 1988

Charles R. Frederickson, 58     Chairman of the Board and          June 1968
                                Co-Chief Executive Officer of
                                the Company

John C. Hoyt, 68                Director of the Company            October 1982

J. Michael Jenkins, 49          Director, Co-Chief Executive       August 1994
                                Officer and President of the
                                Company

Robert T. Marto, 50             Director of the Company            August 1989

Dudley C. Mecum, 61             Director of the Company            December 1989

Dennis B. Robertson, 58         Director of the Company            August 1988

Arthur Zankel, 63               Director of the Company            October 1988


     Carole Lewis Anderson, became a director in April 1991. Since June of 1995, she has been a principal of Suburban Capital
Markets, Inc., a commercial real estate mortage company.   Prior
to that time, she was the President of MASDUN Capital Advisors, a private investment banking company which engages in corporate and real estate finance. Ms. Anderson is also a director of AARP Cash Investment Funds and AARP Income Trust.

     Bruce B. Brundage became a director of the Company in August 1988. Since 1973, Mr. Brundage has been the President of Brundage & Company, a Denver based company specializing in the private placement of long-term financing and the negotiation, appraisal and arrangement of mergers and acquisitions. Mr. Brundage is also a director of Black Hills Corporation.

     Charles R. Frederickson, a director of the Company since
1968, was appointed to the position of Chairman of the Board in November 1986 and Co-Chief Executive Officer in August 1994.

     John C. Hoyt, a director since October 1982, has for more than the past five years been an officer, director and controlling shareholder of Midwest Pancake Houses, Inc. which is a Village Inn franchisee. See Certain Transactions.

     J. Michael Jenkins became a director of the Company and its Co-Chief Executive Officer and President in August 1994. Immediately prior to his joining the Company, he was the Chairman of the Board and Chief Executive Officer of El Chico Restaurants, Inc., positions which he held since February 1992. From May 1989 to February 1992 Mr. Jenkins served as President and Chief Executive Officer of Metromedia Steakhouses, Inc.

     Robert T. Marto, a director since August 1989, is currently President and Chief Executive Officer of White River Corporation. He served as Executive Vice President and Chief Financial Officer of Fund American Enterprises Holdings, Inc., and as President of its wholly owned subsidiary Fund American Enterprises, Inc. from 1990 to December 1993. Mr. Marto is a director of Infovest Corp., White River Corporation and Zurich Reinsurance Center Holdings, Inc.

     Dudley C. Mecum became a director in December 1989.   Since
August 1989, he has been a partner with G.L. Ohrstrom & Company, which acquires and manages companies for investors. Mr. Mecum is also a director of The Travelers Group, Lyondell Petrochemical Co., Dyncorp, Fingerhut Companies, Inc., Roper Industries, Inc., and Harrow Industries, Inc.

     Dennis B. Robertson became a director of the Company in August 1988. Mr. Robertson is currently the Chairman and Chief Executive Officer of DOCK'S Great Fish, Inc., which operates seafood restaurants. Prior to his appointment as Chairman, he was the President, a position he held since 1985.

     Arthur Zankel became a director of the Company in October 1988. He is currently the Co-Managing Partner of First Manhattan Co., a position which he has held since 1979. First Manhattan
Co. is a money management and institutional research firm. Mr. Zankel is also a director of The Travelers Group and Fund American Enterprises, Inc.

     The Board of Directors, while not having a nominating committee, does have standing Audit and Compensation Committees. The Audit Committee met five times in fiscal 1995, and consisted of Ms. Anderson and Messrs. Brundage, Hoyt, Marto, Mecum, Robertson, and Zankel. The functions of the Committee are to recommend to the Board of Directors the appointment of the Company's independent auditors, review the fee arrangements and scope of the annual audit, and consider the comments of the independent and internal auditors with respect to internal controls.

     The Compensation Committee, which also acts as the Regular Stock Option Committee for the Company's 1982 Stock Option Plan, was composed of Ms. Anderson and Messrs. Brundage, Marto, Mecum, Robertson and Zankel. That committee met three times during the last fiscal year. The Committee recommends to the Board of Directors officers' salaries, administers executive compensation plans, grants options and approves bonuses for the Company's executive employees.

     During fiscal 1995, the Board of Directors met five times.
Each of the Directors attended at least 75% of the meetings of the Board of Directors and the committees of which that person was a member.



        COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Summary of Cash and Certain Other Compensation

     The following table discloses compensation received by the Company's Co-Chief Executive Officers and named executive officers for the three fiscal years ended October 31, 1995.


                          Summary Compensation Table

                             Annual Compensation
                           -------------------------
                                                                  Other
                                                                  Annual
                                                                 Compen-   All Other
  Name and Principal                   Salary         Bonus       sation   Compensation
     Position                Year       ($)            ($)         ($)        ($)
-----------------------      ----      -------        ------     -------   ------------
Charles R. Frederickson      1995      300,000                               3,398 <F1>
Chairman and Co-Chief        1994      297,115                               4,717 <F8>
Executive Officer            1993      274,423                               4,577 <F9>

James R. Burke <F2>          1995      130,160          6,355    29,000      2,558
Executive Vice               1994
President/Operations         1993
Bakers Square

Nicholas S. Galanos <F3>     1995      148,462                                 177
Executive Vice               1994
President/Development        1993
President/Angel's Diner

J. Michael Jenkins <F4>      1995      350,000                   46,910        610
Co-Chief Executive           1994       55,192      1,000,000
Officer and President        1993

James F. Caruso              1995       74,462                             223,095 <F5>
President/Bakers             1994      221,385         44,000                4,717 <F8>
Square Division              1993      195,385         84,000

Robert E. Kaltenbach         1995      172,981         13,860                3,238 <F6>
President/Village Inn        1994      143,192         26,950                3,545 <F8>
Division                     1993

Dennis L. Kuper              1995      132,257                             146,198 <F7>
Executive Vice               1994      136,538         20,550                3,537 <F8>
President/Finance            1993      132,654         16,156                2,982 <F9>


<F1>  The amount shown represents $3,000 paid as the Company's matching contribution under its 401(k) plan and $398 paid by the Company for term life insurance premiums.

<F2>  Mr. Burke first became an executive officer of the Company
      during 1995.   The amount reflected in the column captioned "Other
      Annual Compensation" represents the amount he was reimbursed by the Company for his expenses in relocating to Denver. Under "All Other Compensation", the amount shown represents $2,388 paid as the Company's matching contribution under its 401(k) plan and $170 paid by the Company for term life insurance premiums.

<F3>  Mr. Galanos first became an executive officer of the Company during 1995. The $177 payment reflected under "All Other
      Compensation" represents the Company's payment for term life insurance premiums.

<F4>  Mr. Jenkins first became an executive officer of the Company during 1994. See discussion of his employment contract under Employment Contracts and Termination of Employment and Change-of-Control Arrangements. The amount reflected in the column captioned "Other Annual Compensation" represents a reimbursement of moving expenses in conjunction with his relocation to Denver. Under "All Other Compensation", the amount shown represents the Company's payment for term life insurance premiums.

<F5>  Mr. Caruso resigned on February 17, 1995, and the amount shown consists of $220,000 paid to Mr. Caruso under an Employment Severance and Mutual Release Agreement executed at the time of his resignation from the Company; $3,000 as the Company's matching contribution for Mr. Caruso to its 401(k) plan; and $95 is the amount paid by the Company in insurance premiums for term life insurance for the benefit of Mr. Caruso.

<F6>  The amount shown represents $3,000 paid as the Company's matching contribution under its 401(k) plan and $238 paid by the Company for term life insurance premiums. Mr. Kaltenbach first became an executive officer of the Company during 1994.

<F7>  Mr. Kuper resigned on October 9, 1995, and the amount shown consists of $140,000 paid to Mr. Kuper under an Employment Severance and Mutual Release Agreement executed at the time of his resignation from the Company; $3,000 as the Company's matching contribution for Mr. Kuper to its 401(k) plan; $198 as the amount paid by the Company in insurance premiums for term life insurance for the benefit of Mr. Kuper; and $3,000 paid to Mr. Kuper under the Company's 1989 Outstanding Stock Purchase Plan. Under that plan, eligible employees could elect annually to use up to the lesser of (i) 25% of that individual's total compensation for that year; or (ii) 50% of that person's incentive compensation to purchase VICORP's common stock in public transactions. If after two years from the purchase date, the employee was still employed with VICORP and continued to own the stock, VICORP would pay the employee a cash bonus equal to 25% of the amount used to purchase it.

<F8>  The amounts shown represent $4,717 paid on behalf of each of
      Messrs. Frederickson, and Caruso; $3,545 on behalf of Mr.
      Kaltenbach; and $3,537 on behalf of Mr. Kuper as the Company's matching contribution for the stated individuals to its 401(k) Plan.

<F9>  Represents the Company's matching contribution for the stated
      individuals to its 401(k) Plan during fiscal 1993.



Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal
Year-End Option/SAR Values

     The following table provides information on option/SAR exercises in fiscal 1995 by the named executive officers and the value of such officers' unexercised options/SARs at October 31, 1995.



                                                 Number of         Value of
                                                 Unexercised     Unexercised
                                                 Options/SARs    In-the-money
                                                 at Fiscal       Options/SARs at
                                                 Year End        Fiscal Year End
                                                    (#)                ($)
                                                 -------------   ---------------
                           Shares
                          Acquired     Value
                         on Exercise  Realized   Exercisable/     Exercisable/
    Name                     (#)        ($)      Unexercisable    Unexercisable
-----------------------  -----------  --------   -------------   ---------------
Charles R. Frederickson                            152,000/0        $542,345/0
J. Michael Jenkins                                 0/300,000               0/0
James R. Burke                                       7,000/0               0/0
James F. Caruso                                          0/0               0/0
Nicholas S. Galanos                                      0/0               0/0
Robert E. Kaltenbach                                12,000/0           6,000/0
Dennis L. Kuper             30,000    118,750            0/0               0/0


Compensation Committee Interlocks and Insider Participation in
Compensation Decisions

The members of the Compensation Committee for fiscal 1995 were Carole Lewis Anderson, Bruce B. Brundage, Robert T. Marto, Dudley
C. Mecum, Dennis B. Robertson and Arthur Zankel.


Employment Contracts and Termination of Employment and Change-of-
Control Arrangements

     In August 1994, Mr. Jenkins entered into a five-year employment agreement. Under that agreement, Mr. Jenkins received a $1 million cash payment upon the execution of the contract and is to receive a base salary of $350,000 per year for the first three years and $450,000 per year for the final two years of the agreement's term. During the term of the employment agreement, he is entitled to earn annual bonuses, not to exceed a cumulative total of $4 million through fiscal year 1999. For the Company's 1995, 1996 and 1997 fiscal years, his annual bonuses, if any, will be 20% of the amount by which the Company's earnings before interest, taxes and the bonus itself exceed $25 million, and for fiscal years 1998 and 1999, 20% of the amount by which such earnings exceed $32 million. In no event, however, shall the cumulative bonus paid exceed $4 million over the term of the contract or, except in the last year of the agreement, $1.5 million in any one year.

      Simultaneously with the execution of the employment agreement, and as a part of it, Mr. Jenkins was granted the option to purchase a total of 300,000 shares of the Company's common stock at prices ranging from $15.00 to $30.17 per share. The options vest on October 1, 1999 and are exercisable until October 1, 2004. In the event Mr. Jenkins dies, becomes permanently disabled, resigns on Just Grounds or is terminated other than for Just Cause the vesting accelerates in 50,000 share increments on September 1, 1994 and on October 1, 1995 and each year thereafter through October 1, 1999.

     In the event the Board of Directors terminates Mr. Jenkins without Just Cause or if he terminates his employment with Just Grounds, the agreement provides that he is to receive the greatest of (i) two times his then current base salary, (ii) $2 million, less the amount of any bonus previously paid or (iii) any amount accrued but unpaid from bonuses in prior years in excess of $1.5 million but in no event to exceed $4 million.

     If there is a change in control (any person becomes the beneficial owner of 50% or more of the combined voting power of the Company's outstanding securities; a majority of the members of the Board of Directors changes in any period of 12 months, unless the nomination and election of each new director was approved by a vote of at least a majority of the directors then still in office and who were directors at the beginning of the period or any person acquires gross assets of the Company that have an aggregate fair market value of 50% or more of the fair market value of all the Company's gross assets immediately prior to such acquisition) and Mr. Jenkins is terminated within 180 days thereafter, he shall receive the greater of two times his then current salary or $4 million, less the amount of any bonus previously paid to him.

     In addition to the above, the employment agreement provides
Mr. Jenkins life, health, hospitalization, disability, vacation and other benefits consistent with those provided to other
Company officers.

     Mr. Galanos executed an employment agreement of undefined term with the Company in February 1995. Under that agreement, Mr. Galanos is to receive a base salary of $200,000 per year and is eligible to earn an annual bonus equal to 10% of the divisional operating income of the Company's Angel's restaurant division. Divisional operating income is defined as the amount of store operating profit minus divisional overhead expenses. In no event shall the bonus exceed, on a cumulative basis, $2.5 million over the Company's 1995 through 1999 fiscal years.

     Should the Company involuntarily terminate Mr. Galanos without just cause, the agreement provides he will be entitled to severance equal to one year's base salary, plus benefits for up to the earlier of 12 months or until he secures another position which includes benefits.

      Finally, the agreement provides Mr. Galanos benefits consistent with those provided to other Company officers.

      Messrs. Caruso and Kuper each executed an Employment Severance and Mutual Release Agreement with the Company at the time each left the Company's employ. In those agreements, the parties executed a mutual release of claims and VICORP paid to Mr. Caruso $220,000 and to Mr. Kuper $140,000.

    Certain employees of the Company, including Messrs. Burke and Kaltenbach, have entered into employment severance agreements with the Company. The term of those agreements expires December 31 of each year; however, they are extended automatically on January 1 of each year, unless ninety days notice of non-renewal is given by either party. The severance agreement provides that, in the event a covered employee is terminated within one year following a change of control in the Company, the terminated employee will be entitled to the following described payments as applicable.
If the employee's termination is by reason of death, disability, retirement or is a voluntary action on the part of the employee, the Company is required to pay the employee all earned, but unpaid, compensation to the date of termination. If the employee is terminated for cause, as defined in the agreement, the Company is required to pay the employee his base salary through the date of termination. If the employee's termination is for reasons other than those specified above, the employee is entitled to all compensation earned and unpaid as of the date of termination; a lump sum cash payment equal to one and one-half times the employee's annual base salary; one year's life, health, hospitalization, dental and disability benefits consistent with those provided by the Company prior to termination; and the right to immediately exercise any granted stock options. Under the severance agreements, a change of control is defined as a change in beneficial ownership of 50% or more of the combined voting power of the Company; the first purchase of stock in a non-Company sponsored tender or exchange offer; or upon shareholder approval of certain merger consolidations, sales or disposition of substantially all of the Company's assets, a plan of liquidation; or a change in at least two-thirds of the members of the Board absent approval of the then existing Board members.

     In April 1989, Mr. Frederickson entered into an employment severance agreement with the Company. The terms of that agreement are substantially the same as described above for other Company employees except (i) if termination is for reasons other than cause, disability, retirement or by the voluntary action of the employee, the lump sum cash payment shall be equal to two and three-quarters times his annual base salary plus the amount equal to the bonus compensation to which he was entitled during the most recent fiscal year in which he earned a bonus; and (ii) if he becomes employed within one year after termination, he shall repay to the Company any cash compensation actually received by him as a result of such employment during the one-year period up to a specified amount.


              Report of the Compensation Committee

      This report discusses the manner in which base salaries, incentive compensation and stock option grants for the Company's Co-Chief Executive Officers and other executives named in the Summary Compensation Table were determined for the 1995 fiscal year.

       The Company's compensation policies for the stated individuals are administered by the Compensation Committee of the Board of Directors, all members of which are outside directors. The compensation policies are intended to enhance the financial performance of the Company by aligning the financial interest of the Company's executives with those of its stockholders. The Committee believes that the most effective executive compensation program is one which serves to attract and retain talented individuals who are incented to achieve both current and long-term management goals toward the end of enhancing stockholder value.

      The primary components of executive compensation are base salary, cash bonus and longer-term incentives in the form of stock option grants.


Base Salaries:

      The base salaries, which were in the median range of the companies included in the survey described below, of Mr. Frederickson and each of the Named Executives with the exception of Mr. Jenkins for the 1995 fiscal year were determined by the Compensation Committee in December 1994. In making its determinations, the Committee reviewed the information contained in the 1994 Chain Restaurant Compensation Association Survey and evaluated the competitiveness of the entire compensation package.

      The independently conducted Chain Restaurant Compensation Association Survey was deemed to be an appropriate indicator of the competitiveness of the Company's salaries when compared with other restaurant companies because of the number and nature of companies participating. In excess of sixty companies participated representing both publicly and privately owned business in various segments of the restaurant industry. Included with that representation were the restaurant companies on the Dow Jones Entertainment & Leisure--Restaurant Index.

      Mr. Jenkins's compensation is governed by the terms of his employment agreement with the Company, which was approved by the Board of Directors when it was executed in 1994. There have been no modifications to that agreement. See Executive Contracts and Termination of Employment and Change in Control Arrangements for a detailed discussion of Mr. Jenkins's employment agreement.


Bonus Program:

      In December 1994, the Compensation Committee approved a bonus program which was predicated upon achievement of overall Company performance against a set baseline of the Company's earnings before interest and taxes as computed in accordance with generally accepted accounting principals. The measure of earnings before interest and taxes and the baseline that was established (which was a substantial earnings increase over the previous year) were selected by the Committee as being appropriate because of their direct relationship to shareholder interest. The Company failed to meet the earnings target and accordingly no bonus was paid to any executive for fiscal 1995.


1995 Stock Options:

      No stock option grants were made nor existing options repriced in 1995 to the named executive officers.


Deductibility of Compensation:

      The Compensation Committee has considered the potential impact of Section 162(m) (the "Section") of the Internal Revenue Code adopted under the federal Revenue Reconciliation Act of 1993. The Section disallows a tax deduction for any publicly-held company for individual compensation exceeding $1 million in any tax year for any of the named executive officers, unless the compensation is performance-based. The Company intends to structure its compensation plans to achieve maximum deductibility under the Section with minimal sacrifices in flexibility and Company objectives. The Compensation Committee will consider the deductibility of compensation payments in connection with future compensation arrangements with the named executive officers, but deductibility will not be the sole factor used by the Compensation Committee in determining appropriate levels or types of compensation. If, in the judgment of the Compensation Committee, the benefits of a compensation package that does not satisfy the requirements of the Section outweigh the costs to the Company of a failure to comply with the Section, the Compensation Committee may adopt compensation arrangements in the future under which payments are not deductible under the Section.


Compensation Committee Members:

     This report is submitted by the members of the Compensation Committee of the Board of Directors:

              Dennis B. Robertson, Chairman
              Carole Lewis Anderson
              Bruce B. Brundage
              Robert T. Marto
              Dudley C. Mecum
              Arthur Zankel


Directors' Compensation:

     Non-employee directors are compensated for their services at the rate of $2,000 per fiscal quarter, plus $1,000 per day for services rendered, and reimbursement of actual expenses incurred. Each non-employee director is also granted options to purchase shares of the Company's Stock pursuant to the terms of its 1983 Non-Qualified Stock Option Plan ("1983 Plan"). The 1983 Plan, which is mandatory in its operation, provides that each non-employee director when first elected to the Board is granted an option to purchase 10,000 shares of the Company's Stock, which vest 4,000, 4,000, and 2,000 shares over the ensuing three years. Upon a director's election for the fourth consecutive term and each year thereafter, the director is granted an additional 2,000 shares. All options granted under the 1983 Plan are at 100% of the fair market value of the Company's Common Stock on the date of grant.


                       PERFORMANCE GRAPH

    The following performance graph reflects percentage change in the Company's cumulative total shareholder return on common stock as compared with the cumulative total return of the Dow Jones Equity Market Index and the Dow Jones Entertainment & Leisure - Restaurant Index.


                                   1990    1991    1992    1993    1994    1995
                                  ----------------------------------------------
VICORP Restaurants, Inc.          100.00  150.89  158.93  148.21  119.64   78.57
Dow Jones Restaurant Index        100.00  135.25  171.70  221.87  209.31  276.61
Dow Jones Equity Market Index     100.00  132.37  148.27  172.52  178.99  226.65


                      CERTAIN TRANSACTIONS

     John C. Hoyt, a director of the Company, and members of his family are the principal shareholders of Midwest Pancake Houses, Inc. ("MPH"). MPH has been a franchisee of the Company since 1970 and currently operates six Village Inn restaurants in Oklahoma. MPH paid an initial franchise fee of $1,000 each for the operating units and pays franchise service fees equal to 1.5% of gross sales at each of those locations. Total franchise service fees paid by MPH in fiscal 1995 were $115,064. MPH additionally was indebted to the Company on its open account.
The largest aggregate amount outstanding on that open account at any time during fiscal 1995 was $107,067. As of February 1, 1996, MPH's open account was current.

    MPH is also the managing partner for a franchised Village Inn Restaurant located in New Mexico. In fiscal 1995 the franchisee, 3155 Associates Limited Partnership ("3155"), paid franchise service fees (4% of gross sales at that location) in the amount of $58,339. It was also indebted to the Company on its open account. The largest aggregate amount outstanding on that open account at any time during fiscal 1995 was $9,922. As of February 1, 1996, 3155's open account was current.


Ratification of Certain Transactions

     The transactions described in the foregoing discussion have been approved or ratified by the unanimous vote of those directors having no interest in those transactions. The Company believes that the terms of those transactions are no less favorable to the Company than those that could have been obtained from independent third parties.


Compliance with Section 16(a) of the Exchange Act

    Based solely on a review of the written representation of the Company's directors and executive officers and copies of the reports they have filed with the Securities and Exchange Commission, the Company believes that all Section 16(a) filing requirements applicable to its executive officers, directors and greater than ten percent (10%) beneficial owners were complied with, with the exception of the following: James R. Burke's filing of a Form 3 dated January 10, 1996 was not filed within ten days of his promotion to an executive officer of the Company which occurred on May 31, 1995. At the time of his promotion and continuing to present, Mr. Burke owns no stock of the Company


        RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

     Arthur Andersen LLP served as the Company's independent accountants for the year ended October 31, 1995. The Board of Directors has selected Arthur Andersen LLP to serve as the Company's independent accountants for fiscal 1996. Representatives of Arthur Andersen LLP will be present at the Meeting, will be given an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions from shareholders.


                         OTHER MATTERS

     The Company knows of no other matters to be brought before the Meeting; if other matters properly come before the Meeting, it is the intention of the persons named in the solicited proxy to vote such proxy in accordance with their judgment.


            ANNUAL REPORTS AND FINANCIAL INFORMATION

    A copy of the Company's Annual Report to Shareholders for the fiscal year ended October 31, 1995 is being mailed with this Proxy Statement to each shareholder of record as of February 16, 1996.

     THE COMPANY WILL FURNISH WITHOUT CHARGE A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FILED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION TO ANY PERSON REQUESTING A COPY IN WRITING AND STATING THAT HE/SHE WAS THE BENEFICIAL OWNER OF SHARES OF STOCK OF THE COMPANY ON FEBRUARY 16, 1996. REQUESTS AND INQUIRIES SHOULD BE ADDRESSED TO:

                         Stanley Ereckson, Jr., Secretary
                         VICORP Restaurants, Inc.
                         400 West 48th Avenue
                         Denver, Colorado 80216

     Neither the Company's Annual Report to Shareholders nor the
Form 10-K is to be regarded as proxy soliciting material or as a communication by means of which a solicitation is to be made.

                         By Order of the Board of Directors


                         Stanley Ereckson, Jr.
                             Secretary

Dated:  February 26, 1996.



(Front)
                     VICORP RESTAURANTS, INC.

          PROXY SOLICITED ON BEHALF OF BOARD OF DIRECTORS

     The undersigned hereby appoints Charles R. Frederickson, J. Michael Jenkins, or either of them, with full power of substitution, proxies to vote at the Annual Meeting of Shareholders of VICORP Restaurants, Inc. (the "Company") to be held on April 5, 1996 at 11:00 a.m., Denver, Colorado, and at any adjournment or adjournments thereof, hereby revoking any proxies heretofore given, to vote all shares of common stock of the Company held or owned by the undersigned as directed below, and in their discretion upon such other matters as may come before the meeting.

                      (To be Signed on Reverse Side)


(Back)

X    Please mark your
     votes as in this
     example.

                                 FOR              WITHHELD
1.   Election of Directors


     Nominees:  Carole Lewis Anderson, Bruce B. Brundage, Charles R.
                Frederickson, John C. Hoyt, J. Michael Jenkins, Robert T. Marto, Dudley C. Mecum, Dennis B. Robertson, Arthur Zankel

     For, except vote withheld from the following nominee(s).

     __________________________



                                            FOR      AGAINST     WITHHELD
2.   Approval of Independent Accountants





SIGNATURE(S) ____________________________

DATE ____________________________

NOTE: Please sign name exactly as it appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.